                                                                     EXHIBIT 2.2

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE COMMISSION. ASTERISKS (*) IDENTIFY WHERE SUCH CONFIDENTIAL INFORMATION HAS BEEN OMITTED. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

                            STOCK PURCHASE AGREEMENT

                                      among

                           ASSET ALLIANCE CORPORATION,

                          ASSET ALLIANCE HOLDING CORP.

                                       and

                               THE SHAREHOLDERS OF
                         MILESTONE INVESTMENT GROUP INC.

                       -----------------------------------

                            Dated as of July 8, 1996

                                TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT.....................................................1

SUMMARY OF TRANSACTION.......................................................1

      ARTICLE I..............................................................1
            SALE OF STOCK AND TERMS OF PAYMENT...............................1
                  1.01  The Sale.............................................1
                  1.02 Consideration.........................................1

      ARTICLE II.............................................................3

            REPRESENTATIONS AND WARRANTIES OF SELLERS .......................3
                  2.01  Organization; Qualification..........................3
                  2.02  Capitalization.......................................3
                  2.03  Title to Stock.......................................3
                  2.04  Investments..........................................3
                  2.05  Authority Relative to this Agreement.................4
                  2.06  Consents and Approvals; No Violation.................4
                  2.07  Financial Statements.................................4
                  2.08  Undisclosed Liabilities..............................4
                  2.09  Title and Condition of Assets........................5
                  2.10  No Real Property.....................................5
                  2.11  Certain Contracts and Arrangements...................5
                  2.12  Legal Proceedings, Etc...............................5
                  2.13  Taxes................................................6
                  2.14  Compliance with Law..................................6
                  2.15  Full Disclosure......................................6

      ARTICLE III............................................................7

            REPRESENTATIONS AND WARRANTIES OF BUYER..........................7
                  3.01  Organization.........................................7
                  3.02  Authority Relative to this Agreement.................7
                  3.04  Acquisition of Stock for Investment..................7

      ARTICLE IV.............................................................7

            THE CLOSING AND CERTAIN CLOSING DELIVERIES.......................7
                  4.01  Time and Place of Closing............................7
                  4.02  Deliveries by Sellers................................7
                  4.03  Deliveries by Buyer..................................8

      ARTICLE V..............................................................8

            POST-CLOSING COVENANTS...........................................8
                  5.01  Expenses.............................................8
                  5.02  Further Assurances...................................8
                  5.03  Indemnification......................................9

      ARTICLE VI ............................................................9

            MISCELLANEOUS PROVISIONS.........................................9
                  6.01  Amendment and Modification...........................9
                  6.02  Waiver of Compliance.................................9
                  6.03  Survival.............................................9
                  6.04  Notices.............................................10
                  6.05  Assignment..........................................10
                  6.06  Governing Law.......................................10
                  6.07  Suits in New York...................................11
                  6.08  Counterparts........................................11
                  6.09  Entire Agreement....................................11

                       -----------------------------------

                             EXHIBITS AND SCHEDULES

                                                Page and Section
Exhibits          Description                       Reference
--------          -----------                   ----------------

   A              Stock Ownership                 1 [ss.1.01]

   B              Gross Revenue Targets           1 [ss.1.02(b)]

                                                Page and Section
Schedules         Description                       Reference
---------         -----------                   ----------------

  2.07            Financial Statements             4 [ss.2.07]

  2.11            Certain Contracts                4 [ss.2.11]

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of July 8, 1996, among Bruce H. Lipnick and Arnold L. Mintz (collectively "Sellers" and each individually a "Seller"), Asset Alliance Corporation, a Delaware corporation ("AAC"), and Asset Alliance Holding Corp., a Delaware corporation ("Buyer").

                             SUMMARY OF TRANSACTION

            Buyer owns 50% of the issued and outstanding shares of capital stock of Milestone Investment Group Inc., a Delaware corporation (the "Company"), and Sellers own 50% of the issued and outstanding shares of capital stock of the Company. Buyer desires to purchase, and Sellers desire to sell, all 300 of the shares of the Company's common stock, $.01 par value ("Common Stock") held by Sellers, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.

            To effect such transaction and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       SALE OF STOCK AND TERMS OF PAYMENT

            1.01 The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing (as hereinafter defined) each Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from each Seller, the number of shares of Common Stock (the "Purchase Shares") set forth opposite each Seller's name on Exhibit A hereto.

            1.02 Consideration. (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Purchase Shares, Buyer will pay to Sellers an aggregate purchase price of $637,500 (the "Purchase Price") plus any Earn-Out payments made pursuant to subparagraph (b) hereof plus any options issued pursuant to subparagraph (c) hereof. Bruce H. Lipnick ("Lipnick") shall receive eighty percent (80%) of the Purchase Price ($510,000) and of any Earn-Out payments under subparagraph (b) hereof, and Arnold L. Mintz shall receive twenty percent (20%) of the Purchase Price ($127,500) and of any Earn- Out payments under subparagraph (b) hereof. In addition, within 45 days after the Closing, Buyer shall pay to the Sole Stockholders an aggregate of $22,975 (representing the Company's cash capital account in the Partnership, as hereinafter defined) in such proportions and in such manner as the Sole Stockholders shall designate in writing to Buyer.

            (b) Earn-Out Payments. In the event that the Company's aggregate gross revenues (without deduction for any liabilities, obligations, costs, expenses, accruals or reserves of the Company) for the period from the date hereof through December 31, 1996 and for calendar years 1997 and 1998 exceed the gross revenue targets for such periods reflected in Exhibit B hereto (for each such period, the "Target Revenue Amount"), Buyer shall make Earn-Out payments under this subparagraph (b) to Sellers (80% to Lipnick and 20% to Mintz), promptly after the Company receives its year-end financial statements for each such period, in an aggregate amount equal to one-half of the amount by which the Company's gross revenues for each such period exceeds the Target Revenue Amount for such period (provided that if and when the aggregate of all revenues relating to any such period that are actually received in cash by the Company during such period on a non-refundable basis exceeds the Target Revenue Amount for such period then the Company shall during the remainder of such period pay to Sellers their one-half share of the excess of such actually received revenues over the Target Revenue Amount on a monthly basis through the end of such period, with these payments to be adjusted and an adjusting payment made after receipt of the year-end financial statements for such period). Notwithstanding the foregoing, the maximum aggregate amount of all Earn-Out payments that Buyer shall be obligated to make to Sellers under this Section 1.02(b) shall not exceed $637,500. (c) AAC Stock Options. In connection with the Sellers' sale of the Purchase Shares to Buyer and as additional consideration therefor, Buyer agrees that each of the Sellers will be granted a contractual right to receive ten-year options ("Options") to purchase shares of AAC's Common Stock, par value $.01 per share ("AAC Common Stock") covering such number of shares as shall be determined as hereinafter contemplated by reference to the increases in the Company's gross revenues with respect to each calendar year commencing with 1996 and continuing each year thereafter (the "Relevant Years") over the Baseline Amount. For such purpose, the "Baseline Amount" shall mean the greater of (a) $637,500 (the "Initial Baseline Amount"), or (b) the Company's greatest amount of revenues generated in any single prior Relevant Year. After receipt of financial statements of the Company for each of the Relevant Years, if the gross revenues of the Company in such Relevant Year exceed the Baseline Amount (the amount by which such gross revenues exceed the Baseline Amount being referred to as the "Revenue Increase"), then the Sellers shall receive Options (two-thirds of which shall be issued to Lipnick and one-third of which shall be issued to Mintz) to purchase such number of shares of AAC Common Stock as are determined by multiplying the Revenue Increase by 0.25 and dividing the resulting amount by the then applicable Option exercise price (as hereafter described). Notwithstanding the foregoing, the Sellers shall receive no additional Options with respect to Revenue Increases which relate to revenues in any Relevant Year which exceed two times the Initial Baseline Amount. The exercise price of any of the Options issued prior to completion of an underwritten initial public offering of AAC Common Stock (the "IPO") shall be equal to $7.50 per share, provided, however, that if the IPO thereafter occurs at an offering price per share (the "Offering Price") other than $15, the exercise price of such Options shall be adjusted to equal one half (1/2) of the Offering Price). Options granted by AAC after the IPO shall have an exercise price equal to the market price of AAC's Common Stock on the date of grant. AAC agrees to issue Options to the Sellers in accordance with the foregoing provisions in satisfaction of Buyer's obligation to deliver such Options hereunder.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

            As an inducement to Buyer to enter into this Agreement, each Seller jointly and severally represents and warrants to Buyer that as of the date hereof.

            2.01 Organization; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is qualified or registered as a foreign corporation in each of the jurisdictions in which it conducts business.

            2.02 Capitalization. The total authorized capital stock of the Company consists of 3,000 shares of Common Stock, of which 600 shares are issued and outstanding. Each Seller represents as to himself that he owns beneficially and of record such number of shares of Common Stock as are set forth opposite his name in Exhibit A hereto. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Company, or by any Seller, of the Common Stock or other capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

            2.03 Title to Stock. Each Seller represents as to himself that he owns the shares of Common Stock listed opposite his name in Exhibit A hereto free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limitations affecting his ability to vote such shares or to transfer such shares to Buyer. At the Closing each Seller will transfer, assign and deliver good title to such shares of Common Stock to Buyer, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options or limits of whatever nature.

            2.04 Investments. Except for a 99% limited partnership interest in Milestone Global Advisors L.P., a Delaware limited partnership (the "Partnership"), the Company has no equity or similar investments, directly or indirectly, in or with any subsidiary, corporation, partnership, association, joint venture or other entity. Except as described in the Amended and Restated Agreement of Limited Partnership of the Partnership, such investment in the Partnership (i) is not subject to any restriction (contractual, statutory or otherwise) which would impair the Company's ability to dispose of such investment at any time, and (ii) is owned free and clear of any lien, claim, charge, pledge, security interest, option or other legal or equitable encumbrance.

            2.05 Authority Relative to this Agreement. Each Seller represents and warrants, as to himself, (a) that he has full legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (b) that this Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against him in accordance with its terms.

            2.06 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Sellers, the sale by Sellers of the Purchase Shares pursuant to this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws (or other similar governing documents) of the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those that have been made or obtained; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound; (d) result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of the Company or under the terms, conditions or provisions of any agreement, instrument or obligation to which the Company or any of its assets may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Sellers or the Company or any of its assets.

            2.07 Financial Statements. Sellers have previously furnished to Buyer the financial information and statements attached hereto as Schedule 2.07 (collectively referred to hereinafter as the "Financial Statements"). The balance sheets included in the Financial Statements (including the related notes thereto) present fairly the financial position of the Company or of Milestone Plus Partners L.P., as the case may be, as of their respective dates, and the related income statements included in the Financial Statements (including the related notes thereto) present fairly the gross revenues or the results of operations of the Company or of Milestone Plus Partners L.P., as the case may be, for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

            2.08 Undisclosed Liabilities. Neither the Company nor the Partnership has any liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), which are not fully reflected or reserved against in the Financial Statements, except those which have been incurred in the ordinary course of business since the date thereof, and neither of the Sellers know of any basis for any claim against the Company or the Partnership of any liability or obligation of such nature not fully reflected or reserved against in the Financial Statements.

            2.09 Title and Condition of Assets. The Company and the Partnership each has good and marketable title to all of the properties and assets which it purports to own, including, without limitation, the properties reflected in the Financial Statements (other than those which have been disposed of since the date of the Financial Statements in the ordinary course of business consistent with the practices of the Company or the Partnership in the last fiscal year), free and clear of all liabilities, obligations, mortgages, security interests, liens, claims, charges, title defects or other encumbrances.

            2.10 No Real Property. Neither the Partnership nor the Company owns or leases any real property.

            2.11 Certain Contracts and Arrangements. Except as listed in
Schedule 2.11 hereto or as reflected in the Financial Statements, neither the Company nor the Partnership is a party to or bound by any written or oral: (a) employment, consulting, compensation or similar agreement or understanding which is not terminable at will by the Company or the Partnership, as the case may be, (without penalty or liability on the part of the Company or the Partnership) on 30 or fewer days' notice; (b) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money in excess of $1000 in any one case or $5,000 in the aggregate by the Company or the Partnership or the guaranty of any obligation for the borrowing of money in excess of $1000 in any one case or $5,000 in the aggregate by the Company or the Partnership; or (c) agreement which (i) is not terminable by the Company or the Partnership on 30 or fewer days' notice at any time without penalty, (ii) has a remaining term, as of the date of this Agreement, of over one year in length of obligation on the part of the Company or the Partnership; or (iii) involves the receipt or payment by the Company or the Partnership on or after the date hereof of more than $5,000. There is not, under any of the aforesaid obligations, any default or event which, with notice or lapse of time, or both, would constitute a default on the part of the Company or the Partnership, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company or the Partnership. Neither the Company nor the Partnership has any employees or consultants.

            2.12 Legal Proceedings, Etc. There is no claim, action, proceeding or investigation which is pending or, to the best of Sellers' knowledge, any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Company or the Partnership before any court, arbitrator or governmental or regulatory authority or body acting in an investigative or adjudicative capacity and neither the Company nor the Partnership is subject to any outstanding order, writ, injunction or decree which adversely affects the business, operations or financial condition of the Company or the Partnership.

            2.13 Taxes.

            (a) (i) All Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date have been filed by or on behalf of the Company and all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been paid or provided for in full; (ii) all accruals or reserves for Taxes reflected in the Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof and the Company has not incurred or accrued any liability for Taxes subsequent to the periods covered by such Financial Statements other than in the ordinary course of business; (iii) all Tax Returns filed or required to be filed on or before the Closing by the Company are or will be true, correct and complete in all material respects; (iv) no Tax Return of the Company has been audited by the relevant authorities, and the Company has not received any notice that any Tax Return is under examination; (v) no extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company; and (vi) there are no liens for Taxes upon the assets of the Company except liens for Taxes not yet due.

            (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such assessments. For purposes of this Agreement, the term "Tax Return" shall mean any report, statement, return or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

            2.14 Compliance with Law. The Company and the Partnership have each conducted their business in compliance with, and are in compliance with, all applicable foreign, federal, state and local laws and regulations and all orders, judgments, decrees or rules of any foreign, federal or state court or governmental authority, or regulatory agency or authority.

            2.15 Full Disclosure. All information furnished in the Schedules hereto is correct and complete in all respects. No representation or warranty of any Seller and no information, Schedule or certificate furnished or to be furnished by or on behalf of any Seller to Buyer, its affiliates or its agents pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statement contained herein or therein not misleading.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Sellers as follows:

            3.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

            3.02 Authority Relative to this Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by requisite corporate action taken on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

            3.04 Acquisition of Stock for Investment. Buyer is acquiring the shares of Common Stock for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such shares of Common Stock. Buyer agrees that such shares of Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from registration available under such Act.

                                   ARTICLE IV

                   THE CLOSING AND CERTAIN CLOSING DELIVERIES

            4.01 Time and Place of Closing. Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") is subject in all respects to and will take place simultaneously with (or as promptly as practical after) the closing of the transactions contemplated by the Securities Purchase Agreement dated the date hereof among AAC, the Sellers and AJG Financial Services, Inc. The effective time of the Closing is hereinafter referred to as the "Closing Date".

            4.02 Deliveries by Sellers. At the Closing, Sellers will deliver to Buyer the following:

            (a) One or more stock certificates representing all of the Purchase Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to Buyer good and marketable title to the Purchase Shares;

            (b) The stock books, stock ledger, minute books and corporate seal of the Company; and

            (c) All other documents, instruments and writings required to be delivered by Sellers pursuant to this Agreement or otherwise required in connection herewith.

            4.03 Deliveries by Buyer. At the Closing, Buyer will deliver the following to or for the account of Sellers:

            (a) The Purchase Price to be paid to Sellers at Closing as contemplated by Section 1.03(a) by wire transfer in immediately available funds; and

            (b) All other documents, instruments and writings required to be delivered by Buyer pursuant to this Agreement or otherwise required in connection herewith.

                                    ARTICLE V

                             POST-CLOSING COVENANTS

            5.01 Expenses. Except as otherwise provided herein, Sellers and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Specifically, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred and not by the Company.

            5.02 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchase Shares and the other transactions contemplated by this Agreement. From time to time after the date hereof Sellers will, at their own expense and without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Purchase Shares and to more effectively consummate the transactions contemplated by this Agreement.

            5.03 Indemnification.

            (a) Sellers jointly and severally agree to save, defend and indemnify Buyer against and hold it harmless from any and all claims, liabilities, losses, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, counsel's fees and expenses in connection with any action, claim or proceeding relating thereto or seeking enforcement of Sellers' obligations hereunder) ("Losses"), arising out of any breach of any representation, warranty, covenant or agreement made by Sellers under this Agreement.

            (b) Buyer agrees to save, defend and indemnify Sellers against and hold them harmless from any and all claims, liabilities, losses, costs and expenses, of every kind, nature and description, fixed or contingent (including, without limitation, counsel's fees and expenses in connection with any action, claim or proceeding relating thereto), arising out of any breach of any representation, warranty, covenant or agreement made by Buyer under this Agreement.

            (c) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

            6.01 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of Sellers and Buyer.

            6.02 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach.

            6.03 Survival. Each and every representation, warranty, covenant and agreement contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement shall survive the Closing and shall not be affected by any investigation made by any party. Neither party will, however, have any liability to the other arising out of the breach of any representation or warranty contained in Article II or III hereof unless the party claiming that such breach occurred delivers to the other parties written notice and a reasonably full explanation of the alleged breach on or before the second anniversary of the date of this Agreement.

            6.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by reputable overnight delivery service or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address as any party shall specify by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

            (a)  if to any of Sellers, at such
                  person's address as set forth on the
                  signature pages hereof;

            (b) if to Buyer or AAC to:

                  Asset Alliance Holding Corp.
                  90 Broad Street
                  New York, New York 10005
                  Attention: Mr. Bruce H. Lipnick
                  Telecopier No.: 212-480-4149

                  with a copy to:

                  Carter, Ledyard & Milburn
                  2 Wall Street
                  New York, New York 10005
                  Attention: James E. Abbott, Esq.
                  Telecopier No.: 212-732-3232

            6.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties (other than any assignment by Buyer to an affiliate of Buyer or to any party which purchases all of the capital stock or substantially all of the assets of the Company or any successor to the business of the Company, which may be made without any such consents). Any purported assignment in violation of the provisions hereof shall be void.

            6.06 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            6.07 Suits in New York. The parties agree that any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby shall, if Buyer so elects, be brought and enforced in the Supreme Court of the State of New York for the County of New York or in the United States District Court for the Southern District of New York, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts.

            6.08 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party.

            6.09 Entire Agreement. This Agreement including the schedules, exhibits, documents, certificates and instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby and supersede all prior agreements and understandings between the parties with respect thereto.

            IN WITNESS WHEREOF, Sellers have executed this Agreement and Buyer and AAC have each caused this Agreement to be executed by its duly authorized officer, each as of the date first above written.

                              BUYER:

                              ASSET ALLIANCE HOLDING CORP.

                              By: /s/ Arnold L. Mintz
                                  -------------------------------
                                  Name: Arnold L. Mintz
                                  Title: Executive Vice President

                              SELLERS:

                              /s/ Bruce H. Lipnick
                              -----------------------------------
                              Name: Bruce H. Lipnick
                              Address: 1148 Fifth Avenue, Apt. 5C
                                       New York, New York 10128

                              /s/ Arnold L. Mintz
                              -----------------------------------
                              Name: Arnold L. Mintz
                              Address: 200 East 82nd Street, Apr. 27G
                                       New York, New York 10028

                              As to Section 1.02(c) Only:

                              ASSET ALLIANCE CORPORATION

                              By: /s/ Arnold L. Mintz
                                  -------------------------------
                                  Name: Arnold L. Mintz
                                  Title: Executive Vice President


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